Exhibit 99.1
REPROS PRESENTATION TO BE WEBCAST FROM THE OPPENHEIMER 19H ANNUAL HEALTHCARE
CONFERENCE, THE RODMAN & RENSHAW 10TH ANNUAL HEALTHCARE CONFERENCE AND THE
20TH ANNUAL PIPER JAFFRAY HEALTHCARE CONFERENCE
     The Woodlands, TX — October 29, 2008 — Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company’s President and CEO, Joseph Podolski, will present a corporate overview on Monday, November 3, 2008, at 2:00 p.m. Eastern Time during the Oppenheimer 19th Annual Healthcare Conference. Mr. Podolski will also present on Tuesday, November 11, 2008, at 10:20 a.m. Eastern Time during the Rodman & Renshaw 10th Annual Healthcare Conference. And on December 2, 2008, at 8:00 a.m. Eastern Time, Mr. Podolski will present from the 20th Annual Piper Jaffray Healthcare Conference.
     To access each live presentation, log onto Repros’ website at http://www.reprosrx.com and click on the “Investors and Media” tab. Please connect to the website prior to the start of the relevant webcast to ensure adequate time to download any software that may be necessary. Each webcast recording will be archived and available on the Repros website for 90 days following the relevant presentation.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. We are also developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

Contacts:	Joseph Podolski President & CEO Repros Therapeutics Inc. 281-719-3447